EXHIBIT 23.2

Silberstein Ungar, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

July 25, 2012

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Circle Star Energy Corp.

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the incorporation by reference in this Registration Statement on Form S-8 of Circle Star Energy Corp. (the “Company”) of our reports dated July 29, 2011 and August 15, 2011, which reports appear in the Company’s Annual Report on Form 10-K for the year ended April 30, 2011 and filed with the United States Securities and Exchange Commission (the “SEC”) on July 29, 2011 and the Company’s Amended Annual Report on Form 10-K/A filed with the SEC on August 15, 2011.

Sincerely,

/s/ Silberstein Ungar, PLLC
Silberstein Ungar, PLLC